Exhibit 99.1

Utebzi (tebipenem pivoxil) approved in the US for adults with complicated urinary tract infections (cUTIs)

•	First and only oral carbapenem antibiotic approved in the US

•	Approval based on PIVOT-PO trial demonstrating non-inferiority compared to intravenous treatment[1]

•	More than 3 million cases of cUTIs are treated annually in the US with a third of patients impacted by resistant infections[2],[3]

CAMBRIDGE, Mass., June 17, 2026 — Spero Therapeutics, Inc. (Nasdaq: SPRO) and GSK plc (LSE/NYSE: GSK) today announced that the US Food and Drug Administration (FDA) has approved Utebzi, an oral antibiotic for the treatment of complicated urinary tract infections (cUTIs) including pyelonephritisa, caused by certain susceptible pathogensb in adult patients who have limited or no alternative oral treatment options. This is the first and only oral carbapenem antibiotic approved for these patients. This approval is a result of GSK’s development and exclusive global licensing agreement (excluding select Asian territories) with Spero Therapeutics.4

There are more than 3 million cases of cUTI in the US annually and treatment failure impacts up to 34% of patients.2,3 Often caused by multidrug-resistant pathogens,5 these infections account for over $6 billion per year in healthcare costs.3 Carbapenems are the standard treatment for severe or resistant infections, but until now have only been available through intravenous administration6, increasing hospital resource use and reducing patients’ quality of life.7 Tebipenem pivoxil offers the potential for an effective oral alternative taken outside of a hospital setting.

Tony Wood, Chief Scientific Officer, GSK, said: “With antibiotic resistance continuing to rise, patients and healthcare professionals need new treatment options. The approval of Utebzi provides the first and only oral carbapenem antibiotic for appropriate adults with complicated UTIs, a solution that could help reduce reliance on hospital-based intravenous care and support efforts to address resistant infections.”

Dr. Bilal Chughtai, Chief of Urology at Plainview Hospital, Northwell Health and Associate Professor of Urology at the Zucker School of Medicine at Hofstra/Northwell, said: “For patients with complicated urinary tract infections (cUTIs) and their caregivers, this approval is a major milestone as today’s standard of care places a serious burden on them and hospitals. A new effective oral treatment offering an alternative option to intravenous care has the potential to enable more treatment in the outpatient settings with the ambition to improve their experience.”

Esther Rajavelu, President and Chief Executive Officer, Spero Therapeutics added: “The FDA approval of tebipenem pivoxil marks the culmination of more than a decade of dedication from our team, partners, and, most importantly, the patients who placed their trust in this program. We are proud to reach this important milestone. Through our partnership with GSK, we look forward to this much-needed oral treatment option reaching cUTI patients to help reduce the burden of the disease.”

[a]	Pyelonephritis is a specific type of UTI that has travelled up the urinary tract to infect one or both kidneys.
[b]	Escherichia coli, Klebsiella pneumoniae, Enterobacter cloacae species complex, Klebsiella oxytoca, and Enterococcus faecalis.

This approval is supported by positive results from the PIVOT-PO phase III trial, which demonstrated non-inferiority of tebipenem pivoxil compared to intravenous imipenem-cilastatin in hospitalized patients with cUTI, including pyelonephritis, based on the overall response (composite of clinical cure plus microbiological eradication) at the test of cure visit. Tebipenem pivoxil (oral, 600 mg) achieved a 58.5% overall success rate (261/446 participants) compared to 60.2% overall success rate (291/483 participants) for imipenem-cilastatin (intravenous, 500 mg) (adjusted treatment difference: -1.3%; 95% CI: -7.5%, 4.8%).

The safety profile of tebipenem pivoxil was generally similar to that of imipenem-cilastatin and other carbapenem antibiotics. The most frequently reported adverse events (in ≥3% of patients) were diarrhoea and headache; these events were all mild or moderate and non-serious.8

Tebipenem pivoxil is anticipated to be made available to US patients by the end of 2026.

This approval confirms the successful and productive collaboration between GSK and Spero Therapeutics. The development of tebipenem pivoxil has been supported in part with federal funds from the US Department of Health and Human Services; Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority (BARDA), under contract numbers HHSO100201800015C and HHSO100201300011C.

About tebipenem pivoxil

Tebipenem pivoxil was developed in collaboration with Spero Therapeutics9 for the treatment of cUTIs, including pyelonephritis. In September 2022, GSK entered into an exclusive license agreement with Spero Therapeutics for the development and commercialization in all markets, except certain Asian territories. Under this agreement, GSK sub-licensed back to Spero Therapeutics the rights and responsibility to conduct certain development work, including the PIVOT-PO phase III study. The sponsorship of the New Drug Application has been transferred to GSK. As part of the license agreement, tebipenem pivoxil has received Qualified Infectious Disease Product and Fast Track designations from the US FDA.

The US Prescribing Information will be available here [https://gskpro.com/content/dam/global/hcpportal/en_US/Prescribing_Information/Utebzi/pdf/UTEBZI-PI-PIL.PDF]

About the PIVOT-PO trial

The PIVOT-PO trial was a global, randomized, double-blind, pivotal, non-inferiority (NI margin: -10%) phase III trial evaluating the potential of oral tebipenem pivoxil compared to IV imipenem-cilastatin, in hospitalized adult patients with complicated urinary tract infections, including acute pyelonephritis. Patients were randomized 1:1 to receive tebipenem pivoxil (600 mg) orally every six hours, or imipenem-cilastatin (500 mg) IV every six hours, for a total of seven to ten days. Dose adjustments were made for patients with reduced renal function. Matching placebos were used to maintain blinding. The primary efficacy endpoint was composite response (combined per-patient clinical cure and microbiological response) at the test-of-cure visit (about 17 days from first dose administration of study drug) in patients with qualifying pathogens susceptible to imipenem. The trial enrolled a total of 1,690 patients, with randomization stratified by age, baseline diagnosis (cUTI or acute pyelonephritis), and the presence or absence of urinary tract instrumentation. For further details on the trial, refer to clinicaltrials.gov identifier NCT06059846.10

About complicated urinary tract infections (cUTIs)

cUTIs are broadly described as any UTI that carries an increased risk of morbidity and mortality.5 Definitions of cUTIs are not currently uniform among international societies and regulatory agencies. cUTIs encompass a heterogeneous patient population due to the wide range of host factors, comorbidities and urological abnormalities associated with cUTIs. Risk factors for cUTIs include indwelling catheters, ureteric stents, neurogenic bladder, obstructive uropathy, urinary retention, urinary diversion, kidney stones, diabetes mellitus, immune deficiency, urinary tract modification and UTIs in renal transplant patients.11,12,13,14

About GSK

GSK is a global biopharma company with a purpose to unite science, technology and talent to get ahead of disease together. Find out more at gsk.com.

About Spero Therapeutics

Spero Therapeutics, headquartered in Cambridge, Massachusetts, is a clinical-stage biopharmaceutical company focused on identifying and developing novel treatments for rare diseases and diseases with high unmet need. For more information, visit www.sperotherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the potential Utebzi to meaningfully improve treatment options for cUTI patients; the potential of Utebzi to help reduce reliance on hospital-based intravenous care and support efforts to address resistant infections; the potential of Utebzi to enable more treatment options in outpatient settings with the ambition to improve patients’ experience; the potential of tebipenem HBr to set a new standard of care and decrease the disease burden. In some cases, forward-looking statements may be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar expressions. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of important risks, uncertainties and other factors that may cause actual results to differ materially from those indicated by such forward looking statements, including, but not limited to, whether Spero and GSK will successfully perform their respective obligations under the collaboration between Spero and GSK; risks and uncertainties related to the successful commercial launch of Utebzi and market acceptance; the competitive landscape for Utebzi, risks related to Spero’s expectations regarding the potential clinical benefit of Utebzi to patients; the risk that any regulatory approval may be subject to significant limitations on use or subject to withdrawal or other adverse actions by the applicable regulatory authority; the uncertainties inherent in research and development, including clinical results; regulatory actions or delays or government regulation generally; Spero’s ability to protect its intellectual property portfolio; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates; Spero’s reliance on GSK, pursuant to the exclusive GSK License Agreement, to advance development of tebipenem pivoxil and GSK’s right thereunder to determine, in its sole discretion, whether to further develop and commercialize tebipenem pivoxil; Spero’s need for additional funding; Spero’s ability to retain key personnel; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the SEC. The forward-looking statements included in this press release represent Spero’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Spero explicitly disclaims any obligation to update any forward-looking statements.

Investor Relations Contact:

Shai Biran, PhD

Spero Therapeutics

IR@Sperotherapeutics.com

Media Inquiries:

media@sperotherapeutics.com

[1]

GSK press release, “Positive PIVOT-PO phase III data show tebipenem HBr’s potential as the first oral carbapenem antibiotic for patients with complicated urinary tract infections (cUTIs)”, October 2025. Available at: press-release-tebi-pivot-po-phase-iii-read-out.pdf (last accessed: May 2026)

[2]

Carreno JJ, et al. “Longitudinal, nationwide, cohort study to assess incidence, outcomes, and costs associated with complicated urinary tract infection” in Open Forum Infect Dis. 2019;7:ofil446. doi: 10.1093/ofid/ofz446

[3]

Lodise TP, et al. Hospital admission patterns of adult patients with complicated urinary tract infections who present to the hospital by disease acuity and comorbid conditions: How many admissions are potentially avoidable? Am J Infect Control. 2021;49(12):1528-1534.

[4]	GSK press release, GSK and Spero Therapeutics announce exclusive licence agreement for tebipenem HBr, a late-stage antibiotic that may treat complicated urinary tract infections, 22 September 2022
[5]	Sabih A, Leslie SW. “Complicated urinary tract infections” in StatPearls. 2023. StatPearls Publishing: Treasure Island, FL, USA.
[6]	Eckburg PB, et al. “Oral tebipenem pivoxil hydrobromide in complicated urinary tract infection”. In New England Journal of Medicine,. 2022;386:1327-1338. doi: 10.1056/NEJMoa2105462
[7]

NHS. Reducing complications with a prolonged hospital stay. 2024. Available from: https://www.plymouthhospitals.nhs.uk/display-pil/pil-reducing-complications-with-a-prolonged-hospital-stay-6686 (last accessed: May 2026)

[8]	GSK press release, Positive PIVOT-PO phase III data show tebipenem HBr’s potential as the first oral carbapenem antibiotic for patients with complicated urinary tract infections (cUTIs), October 2025
[9]	GSK press release, GSK and Spero Therapeutics announce exclusive licence agreement for tebipenem HBr, a late-stage antibiotic that may treat complicated urinary tract infections, 22 September 2022
[10]

CT.gov, A Study of Oral Tebipenem Pivoxil Hydrobromide (TBP-PI-HBr) Compared to Intravenous Imipenem-cilastatin in Participants With Complicated Urinary Tract Infection (cUTI) or Acute Pyelonephritis (AP) (PIVOT-PO), last updated on 01 July 2025

[11]

Bonkat G, et al. “Keep it Simple: A Proposal for a New Definition of Uncomplicated and Complicated Urinary Tract Infections from the EAU Urological Infections Guidelines Panel”. Eur Urol. 2024;86(3):195-197.

[12]	Wagenlehner FME, et al. Epidemiology, definition and treatment of complicated urinary tract infections. Nat Rev Urol. 2020;17(10):586-600.
[13]	Gomila A, et al. Predictive factors for multidrug-resistant gram-negative bacteria among hospitalized patients with complicated urinary tract infections. Antimicrob Resist Infect Control. 2018;7:111.
[14]	Altunal N, et al. Ureteral stent infections: a prospective study. Braz J Infect Dis. 2017;21(3):361-364.